UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549



                               SCHEDULE 13G
                              (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
    (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 3)


                           Salon Media Group, Inc.
                           -----------------------
                              (Name of Issuer)

                        Common Stock, $0.001 par value
                        ------------------------------
                        (Title of Class of Securities)

                                79549F-10-8
                                -----------
                               (CUSIP Number)

                              December 31, 2002
                              -----------------
            (Date of Event Which Requires Filing of This Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 2 of 13


 1    Name Of Reporting Person                    ADOBE VENTURES II, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                    5    Sole Voting Power

                                  -0-

    NUMBER OF       6    Shared Voting Power
     SHARES
  BENEFICIALLY
  OWNED BY EACH                 794,958
    REPORTING
   PERSON WITH      7    Sole Dispositive Power

                                  -0-

                    8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                        [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   PN


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 3 of 13


 1    Name Of Reporting Person                  H&Q SALON INVESTORS, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                                Delaware

                     5    Sole Voting Power

                                  -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                794,958
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                  -0-

                     8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   PN


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 4 of 13


 1    Name Of Reporting Person        H&Q ADOBE VENTURES MANAGEMENT, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                     5    Sole Voting Power

                                  -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                794,958
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                  -0-

                     8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   PN


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 5 of 13


 1    Name Of Reporting Person      H&Q ADOBE VENTURES MANAGEMENT II, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                     5    Sole Voting Power

                                  -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                794,958
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                  -0-

                     8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   OO


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 6 of 13


 1    Name Of Reporting Person       H&Q SALON INVESTMENT MANAGEMENT, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                                Delaware

                      5    Sole Voting Power

                                  -0-

      NUMBER OF       6    Shared Voting Power
       SHARES
    BENEFICIALLY
    OWNED BY EACH               794,958
      REPORTING
     PERSON WITH      7    Sole Dispositive Power

                                  -0-

                      8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   PN


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 7 of 13


 1    Name Of Reporting Person                      GRANITE VENTURES, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                               California

                      5    Sole Voting Power

                                  -0-

      NUMBER OF       6    Shared Voting Power
       SHARES
    BENEFICIALLY
    OWNED BY EACH               794,958
      REPORTING
     PERSON WITH      7    Sole Dispositive Power

                                  -0-

                      8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   00


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 8 of 13


 1    Name Of Reporting Person                        STANDISH H. O'GRADY

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                 (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization

                             United States

                     5    Sole Voting Power

                                  -0-

     NUMBER OF       6    Shared Voting Power
      SHARES
   BENEFICIALLY
   OWNED BY EACH                794,958
     REPORTING
    PERSON WITH      7    Sole Dispositive Power

                                  -0-

                     8    Shared Dispositive Power

                                794,958

  9    Aggregate Amount Beneficially Owned By Each Reporting Person

                                794,958

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*                                                       [ ]

 11    Percent Of Class Represented By Amount In Row 9

                                  5.6%
 12    Type Of Reporting Person*

                                   IN


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CUSIP No. 79549F-10-8          SCHEDULE 13G                    Page 9 of 13

Item 1(a).  Name of Issuer.

            Salon Media Group, Inc. (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices.

            22 Fourth Street, 16th Floor, San Francisco, CA 94103.

Item 2(a).  Names of Persons Filing.

            Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(b).  Address of Principal Business Office or, if none, Residence.

            The address of each reporting person is One Bush Street, San Francisco, California 94104.

Item 2(c).  Citizenship.

            Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities.

            Common Stock, $0.001 par value ("Common Stock").

Item 2(e).  CUSIP Number.

            79549F-10-8

Item 3.     Type of Reporting Person.

            Not applicable.

Item 4.     Ownership.

            Reference is made to Items 5-9 and 11 of each of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 14,155,276 shares of Common Stock issued and outstanding as of December 31, 2002. As of December 31, 2002, the reporting persons owned the following shares of Common Stock and warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days of such date:
                                               Common Stock
          Person                              Directly Owned     Warrants
          ------                              --------------     --------
          Adobe Ventures II, L.P.                 53,617          141,160
                                                                  -------
          H&Q Salon Investors, L.P.              198,062
          H&Q Adobe Ventures Management, L.P.    316,852
          H&Q Adobe Ventures Management II, LLC   33,317
          Granite Ventures, LLC                    4,250
          Standish H. O'Grady                     47,700
                                                 -------
          TOTAL                                  653,798          141,160
                                                 =======          =======

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CUSIP No. 79549F-10-8          SCHEDULE 13G                   Page 10 of 13


            Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

           Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another
          Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
          Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.


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CUSIP No. 79549F-10-8          SCHEDULE 13G                   Page 11 of 13


                                Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2003.


ADOBE VENTURES II, L.P.               GRANITE VENTURES, LLC

By:_______/s/_______________          By:_______/s/_______________
   Jackie A. Berterretche                Jackie A. Berterretche
   Attorney-in-Fact                      Attorney-in-Fact


H&Q SALON INVESTORS, L.P.             STANDISH H. O'GRADY

By:_______/s/_______________          By:_______/s/_______________
   Jackie A. Berterretche                Jackie A. Berterretche
   Attorney-in-Fact                      Attorney-in-Fact


H&Q ADOBE VENTURES MANAGEMENT, L.P.

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact


H&Q ADOBE VENTURES MANAGEMENT II, LLC

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact


H&Q SALON INVESTMENT MANAGEMENT, LLC

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact


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CUSIP No. 79549F-10-8          SCHEDULE 13G                   Page 12 of 13


                               EXHIBIT INDEX



     Exhibit A            Joint Filing Undertaking              Page 13


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CUSIP No. 79549F-10-8          SCHEDULE 13G                   Page 13 of 13


                        JOINT FILING UNDERTAKING

          The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.


DATED:  February 10, 2003.


ADOBE VENTURES II, L.P.               GRANITE VENTURES, LLC

By:_______/s/_______________          By:_______/s/_______________
   Jackie A. Berterretche                Jackie A. Berterretche
   Attorney-in-Fact                      Attorney-in-Fact


H&Q SALON INVESTORS, L.P.             STANDISH H. O'GRADY

By:_______/s/_______________          By:_______/s/_______________
   Jackie A. Berterretche                Jackie A. Berterretche
   Attorney-in-Fact                      Attorney-in-Fact


H&Q ADOBE VENTURES MANAGEMENT, L.P.

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact


H&Q ADOBE VENTURES MANAGEMENT II, LLC

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact


H&Q SALON INVESTMENT MANAGEMENT, LLC

By:_______/s/_______________
   Jackie A. Berterretche
   Attorney-in-Fact